Exhibit 99.1

Sovereign Bancorp                             News Release
FOR IMMEDIATE RELEASE

CONTACT:
Jay S. Sidhu        President and Chief Executive Officer
(610) 320 8416      J-sidhu@Sovereignbank.com

Dennis S. Marlo     Chief Financial Officer and Treasurer
(610) 320-8437      Dmarlo@Sovereignbank.com

Mark R. McCollom    Chief Accounting Officer
(610) 208-6426      Mmccollo@Sovereignbank.com

Sovereign Website                             Sovereignbank.com

February 29, 2000

  Corporate Headquarters: 2000 Market Street, Philadelphia, PA
                SOVEREIGN AND FLEETBOSTON ANNOUNCE
                    RESTRUCTURED TRANSACTION

- America's largest branch transaction involving acquisition of 285 branches and certain lines of businesses approved by regulators

- Sovereign to make staggered payments to FleetBoston for the acquisition, dependent upon Fleet's compliance with its non-compete obligations

- Sovereign Bancorp Tier 1 capital dramatically improves

- Creates 27th largest bank in United States; 3rd largest in New
  England

     Philadelphia, PA...Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS: SVRN) announced today that it has restructured the terms of its agreement to purchase approximately $12 billion in deposits, $9 billion in loans and 285 community banking offices from FleetBoston Financial ("Fleet"). The acquisition, which results in the creation of Sovereign Bank New England, the third largest bank in New England, includes the following: the entire former Fleet Bank community banking franchise in eastern Massachusetts; the entire former BankBoston community banking franchise in Rhode Island; and select community banking offices of Fleet Bank in southern New Hampshire and BankBoston in Connecticut. In addition, Sovereign is acquiring a substantial portion of the middle market and small business-lending group from Fleet in Massachusetts and New Hampshire, and from BankBoston in Rhode Island and Connecticut. The acquisition includes the purchase of fully functioning business units, with the necessary management, relationship officers, support staffs, and other infrastructure for the acquired loans and deposits to be fully serviced. Sovereign has obtained the receipt of all required regulatory approvals for this acquisition.

Acquisition Timetable

	Date	Divested Units	Deposits	Branches	Loans

March 24, 2000	Rhode Island     $4.0 B	90	$3.2 B
	Connecticut
	Western Mass
	(BankBoston)

June 16, 2000	Eastern Mass	$4.0 B	86	$3.5 B
	Rhode Island
	(Fleet)

July 21, 2000	Central Mass	$4.0 B	109	$2.4 B
	New Hampshire
	(Fleet)

	TOTAL	$12.0 B	285	$9.1 B

Payment Terms and Improved Capital Ratios

     As previously announced, the total potential consideration for the entire consumer and business banking franchise is 12% of acquired deposits, or approximately $1.4 billion. Sovereign will pay approximately $1.1 billion as the purchases are completed according to the above schedule. Sovereign will pay the remaining $340 million in periodic installments between January 2001 and October 2001 if Fleet complies with its non-compete obligations under the agreement.

     "We are pleased to have restructured this transaction and to have received the necessary regulatory approvals to complete our acquisition of Sovereign Bank New England," stated Sidhu. "The conversion timetable that Sovereign and Fleet have agreed to provides the best solution for our new customers, minimizes execution risk for both companies, will reduce confusion in the marketplace and ensures Sovereign that Fleet will honor its covenant not to solicit any of its customers or employees for a two year period."

     "As an added benefit of the new transaction structure, we will show significant improvement in our capital ratios, with Sovereign Bank expecting over 5% Tier 1 capital and Sovereign Bancorp expecting 3% Tier 1 capital on each of the closing dates and thereafter. As a result of these capital ratios, we are expecting higher credit ratings and higher P/E ratios for the company," Sidhu continued.

Acquisition Integration on Track

     Sovereign continues to make significant progress with its integration plans for Sovereign Bank New England, and is fully on track for the three scheduled conversions. The staggered closing plan as shown above will enhance Sovereign's ability to provide a smooth transition for its new customers in New England. The revised schedule also allows Sovereign to provide additional training for its new team members in advance of the closing dates.

Management in Place

     Sovereign has assembled a very experienced and talented management team to lead Sovereign Bank New England. The Office of the Chairman of Sovereign Bank New England will be led by John P. Hamill as Chairman and Chief Executive Officer and Joseph P. Campanelli as President and Chief Operating Officer. Mr. Hamill most recently served as a regional President for Fleet Bank in Massachusetts. Mr. Hamill is also the past President and Vice Chairman of Shawmut National Corporation, a predecessor company of Fleet Bank. Mr. Hamill has in excess of 35 years of commercial banking experience, and over 20 years in New England.

     Mr. Campanelli most recently served as President of Sovereign Bank's Structured Finance Group headquartered in Boston, Massachusetts. Prior to joining Sovereign Bank in September of 1997, Mr. Campanelli spent almost 20 years serving in a variety of senior positions with Fleet Bank and Shawmut Bank. His previous responsibilities included oversight of commercial banking activities in Massachusetts, Rhode Island, and New Hampshire.

     In addition to Mr. Hamill and Mr. Campanelli, the management team of Sovereign Bank New England will include several seasoned New England banking professionals who will create a solid foundation as Sovereign enters the New England market. Sovereign Bank New England will be headquartered in Boston and will employ over 3,500 team members throughout the markets that it serves. As its New England presence grows, Sovereign will continue to recruit top talent with relationships already in place throughout New England to provide the high level of personal service that its existing customers have come to expect.

     "We are extremely pleased with the management team that we have built to lead Sovereign Bank New England. John Hamill, Joe
Campanelli and the other members of senior management are committed to the New England marketplace, and we are confident of their ability to grow the franchise," said Jay Sidhu, Sovereign's President and Chief Executive Officer.

Profile

     Including the anticipated acquisition of Sovereign Bank New England, Sovereign is a pro forma $35 billion financial institution with approximately 600 community banking offices and over 1,000 ATMs in Pennsylvania, Delaware, New Jersey, Connecticut, New Hampshire, Rhode Island and Massachusetts. Pro forma Sovereign is the 27th largest financial institution in the United States and the third largest bank headquartered in Pennsylvania, the closing price of Sovereign's common stock on Monday, February 28, 2000 was $7.44 per share.

                              -END-


Note:
This presentation contains estimates of future operating results for 2000 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue creation. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.



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